STOCK PURCHASE AGREEMENT


                  THIS AGREEMENT ("Agreement") is made and entered into as of March 7, 2003, by and among WorldPort Communications, Inc., a Delaware corporation ("Buyer"), and The Heico Companies, LLC, a Delaware limited liability company ("Seller"), a shareholder of Buyer.

                  WHEREAS, Seller owns and desires to sell to Buyer the following shares of stock of Buyer: (i) 922,361 shares of Series B Preferred Stock; (ii) 1,416,030 shares of Series C Preferred Stock; (iii) 316,921 shares of Series D Preferred Stock; (iv) 141,603 shares of Series E Preferred Stock; and (v) 1,000 shares of Series G Preferred Stock (collectively, the "Shares"); and

                  WHEREAS, Buyer desires to purchase the Shares from Seller;

                  NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements herein contained, the parties agree as follows:

         1. Purchase and Sale. Seller hereby sells, transfers, and delivers to Buyer the Shares, free and clear of any liens, encumbrances, pledges, restrictive agreements, claims or imperfections of any nature whatsoever, effective upon receipt by Seller of the "Purchase Price" as hereinafter defined. Buyer hereby purchases, accepts, assumes and receives all right, title and interest in and to the Shares.

         2. Purchase Price. The aggregate purchase price for the Shares (the "Purchase Price") shall be $67,382,040.31. Buyer and Seller acknowledge that the Purchase Price is equal to the aggregate of the Stated Value of the Shares plus the 7% declared and unpaid dividend on the Shares as follows:

                       SHARES              STATED VALUE             7% DIVIDEND              TOTAL
                       ------              ------------             -----------              -----
Series B               922,361             $ 4,943,854.96         $ 346,069.85         $ 5,289,924.81
Series C             1,416,030              50,000,019.30         3,500,001.35          53,500,020.65
Series D               316,921               1,029,993.25            72,099.53           1,102,092.78
Series E               141,603               5,000,001.93           350,000.14           5,350,002.07
Series G                 1,000               2,000,000.00           140,000.00           2,140,000.00


         3. Purchase Price Payment. Buyer shall deliver the Purchase Price to Seller by wire transfer of immediately available funds not later than 2:00 P.M. CST on the date of this Agreement.

         4. Retirement of Shares; Delivery of Certificates. Upon confirmation of Seller's receipt of the Purchase Price, Buyer may give directions to its transfer agent to retire all of the Shares and cancel all certificates representing Shares. Seller agrees to deliver to Buyer all certificates for Shares with appropriate instruments of transfer.

         5. Representations and Warranties of Seller.

                  Seller represents and warrants to Buyer as of the date hereof as follows:

                           (a) Authority. Seller has all requisite power and
authority, without the consent of any other person, to execute and deliver this Agreement and to carry out the transactions contemplated hereby. All acts or proceedings required to be taken by Seller to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereby have been duly and properly taken.

                           (b) Validity. This Agreement has been duly executed
and delivered and constitutes the lawful, valid and binding obligation of Seller, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors rights generally, or by general equitable principles. No approval, authorization, registration, consent, order or other action of or filing with any person, including any court, administrative agency or other government authority, is required for the execution and delivery by Seller of this Agreement or the performance by Seller of its obligations hereunder.

                           (c) Shares. Seller is the owner of the Shares and has
good, marketable and indefeasible title thereto and the absolute right to sell, assign, transfer and deliver the same, free and clear of all claims, security interests, liens, pledges, charges, escrows, options, proxies, rights of first refusal, preemptive rights, mortgages, hypothecations, prior assignments, title retention agreements, voting agreements, transfer restriction agreements, indentures, security agreements or any other limitation, encumbrance or restriction of any kind.

                           (d) Knowledge. Seller is a sophisticated investor
with significant experience in purchasing and selling securities such as the Shares. Seller has had the opportunity to review the Buyer's public disclosures and to ask all questions of Buyer that it deems necessary in connection with this transaction. Seller is relying on its own analysis in determining to sell the Shares to Buyer. Seller acknowledges that Buyer has not made any representations or warranties to Seller regarding the Buyer or the Shares, other than as expressly set forth herein.

         6. Representations and Warranties of Buyer.

                  Buyer hereby represents and warrants to Seller as of the date hereof, as follows:

                           (a) Authority. Buyer has all requisite power and
authority, without the consent of any other person, to execute and deliver this Agreement and to carry out the transactions contemplated hereby and thereby.

                           (b) Validity. This Agreement has been duly executed
and delivered and constitutes the lawful, valid and legally binding obligation of Buyer, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors rights generally, or by general equitable principles. No approval, authorization, registration, consent, order or other action of or filing with any person, including any court, administrative agency or other government authority, is required for the execution and delivery by Buyer of this Agreement or the performance by Buyer of its obligations hereunder.

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

         7. Survival and Indemnification.

                  The representations and warranties in this Agreement will survive the Closing. Each party shall indemnify and hold harmless the other from any and all loss, liability, cost, expense, claim or obligation arising from its breach of any representation and warranty or failure to fulfill any of its covenants hereunder.

         8. General Provisions.

                           (a) Expenses. Each party to this Agreement shall pay
its own costs and expenses in connection with the transactions contemplated hereby.

                           (b) Counterparts. This Agreement may be executed
simultaneously in two or more counterparts each of which shall be deemed an original, but all of which together constitute one and the same instrument.

                           (c) Governing Law. This Agreement shall be governed
by and construed in accordance with the internal substantive laws of the state of Delaware.

                           (d) Entire Transaction. This Agreement contains the
entire understanding among the parties with respect to the actions contemplated hereby and supersedes all other agreements, understandings and undertakings among the parties on the subject matter hereof.

                                      * * *



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

                  IN WITNESS WHEREOF, each of the parties hereto has executed or caused this Agreement to be executed all as of the date first written above.


THE HEICO COMPANIES, LLC                       WORLDPORT COMMUNICATIONS, INC.


By:  /s/ Larry Wolski                          By:  /s/ Kathlen A. Cote
   -------------------------------               -------------------------------
Its:     Vice President                        Its:     Chief Executive Officer
    ------------------------------                 -----------------------------



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